                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  [_]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement       [_]CONFIDENTIAL, FOR USE OF THE
                                          COMMISSION ONLY (AS PERMITTED BY RULE
                                          14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            TRIGON HEALTHCARE, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

[LOGO]
        TRIGON
Trigon Healthcare, Inc.

                            2015 Staples Mill Road
                           Richmond, Virginia 23230

                 ---------------------------------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 24, 2002
                 ---------------------------------------------

TO THE HOLDERS OF TRIGON HEALTHCARE, INC. CLASS A COMMON STOCK:

   You are cordially invited to attend the annual meeting of shareholders of Trigon Healthcare, Inc. (the "Company") to be held at the Company's headquarters, 2015 Staples Mill Road, Richmond, Virginia, on Wednesday, April 24, 2002, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

    1. To elect four directors to three-year terms on the Company's Board of Directors;

    2. To vote on an amendment to the Company's 1997 Non-Employee Directors Stock Incentive Plan;

    3. To ratify the selection of KPMG LLP as the independent auditors for the Company for 2002; and

    4. To transact such other business as may properly come before the meeting.

   Only holders of record of shares of Common Stock at the close of business on March 8, 2002, will be entitled to vote at the meeting and any adjournments or postponements thereof.

   Whether or not you plan to attend the meeting, please either (i) complete and return the enclosed proxy card promptly in the enclosed envelope or (ii) enter your vote by telephone in accordance with the instructions on the proxy card.

                                          By Order of the Board of Directors

                                          /s/  J. CHRISTOPHER WILTSHIRE
                                          J. Christopher Wiltshire, Secretary

Richmond, Virginia
March 22, 2002

                                PROXY STATEMENT

                            Trigon Healthcare, Inc.
                            2015 Staples Mill Road
                           Richmond, Virginia 23230

   This Proxy Statement, mailed to shareholders on or about March 22, 2002, is furnished in connection with the solicitation by Trigon Healthcare, Inc. (the "Company") of proxies for use at the annual meeting of shareholders to be held on April 24, 2002, and at any adjournments or postponements thereof (the "Annual Meeting"). A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2001 is being mailed to you with this Proxy Statement.

   In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, electronic means and personal interview. The Company also has retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, for a fee of $4,000, plus reimbursement of expenses, to assist in the solicitation of proxies of shareholders of record and those shareholders whose shares are held in street name by brokers, banks and other institutions.

   On March 8, 2002, the date for determining shareholders entitled to vote at the meeting, 35,786,194 shares of Class A Common Stock of the Company ("Common Stock") were outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote.

   Any shareholder giving a proxy may revoke the proxy at any time before it is voted by delivering another proxy or written notice of revocation to the Company's Secretary. A proxy, if executed and not revoked, will be voted FOR the election of the nominees for director named herein, FOR approval of the amendment to the 1997 Non-Employee Directors Stock Incentive Plan and FOR the ratification of KPMG LLP as the Company's independent auditors for 2002, unless the proxy contains specific instructions to the contrary, in which event the proxy will be voted in accordance with such instructions.

   Except for the election of directors, action on matters submitted to a vote of the shareholders at the Annual Meeting will be approved if a quorum is present and the votes cast in favor of the matter constitute a majority of the votes cast for or against the matter. With respect to the election of directors, the nominees receiving the greatest number of votes cast will be elected, assuming a quorum is present at the meeting. Presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder abstains or withholds the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken on such matter. Votes will be tabulated by one or more inspectors of election.

                        ITEM ONE--ELECTION OF DIRECTORS

   The Company's Board of Directors (the "Board") presently consists of 12 directors, who are divided into three classes with staggered terms. Each class has four directors. The terms of Robert M. Freeman, John Sherman, Jr., Thomas
G. Snead, Jr. and Jackie M. Ward will expire at the Annual Meeting. Messrs. Freeman, Sherman and Snead, and Ms. Ward have been nominated for re-election to three-year terms.

   All the nominees have consented to being named as a nominee in the Proxy Statement and have indicated their willingness to serve if elected. However, if at the time of the Annual Meeting any nominee is unable or unwilling to serve, the proxies will be voted for such other person as the Board may designate.

   Information about the nominees for election as directors and about other directors of the Company appears below. Reference to when a director was first elected to the Board refers to when the director was first elected to the Board of the Company or to the Board of Directors of Trigon Blue Cross Blue Shield, a wholly-owned subsidiary of the Company and its principal operating subsidiary ("Trigon BCBS").

Nominees for Election to a Three-Year Term

   ROBERT M. FREEMAN was elected to the Board in 1993. He was Chairman of Signet Banking Corporation from 1990 through December 1996 and served as Chief Executive Officer of that company from April 1989 to May 1996. Mr. Freeman is 60.

   JOHN SHERMAN, JR. was elected to the Board in 2000. He has served as President and Chief Executive Officer of Scott & Stringfellow, Inc. since 1996. Mr. Sherman is 56.

   THOMAS G. SNEAD, JR. was elected to the Board in 1999. He joined Trigon BCBS in 1985. He became Senior Vice President and Chief Financial Officer in 1990 and was elected President and Chief Operating Officer in 1997. In April 1999, Mr. Snead was elected President and Chief Executive Officer of the Company, and in April 2000, he was elected Chairman and Chief Executive Officer. Mr. Snead serves on the board of Land America Financial Group, Inc. Mr. Snead is 48.

   JACKIE M. WARD was elected to the Board in 1993. She was a founder and served as Chief Executive Officer of Atlanta-based Computer Generation Incorporated ("CGI") from 1968-2000. Since December 2000, Ms. Ward has served as outside managing director of Intec Telecom Systems, which purchased CGI. Ms. Ward serves on the boards of Bank of America Corporation, Matria Healthcare, Inc., Sanmina--SCI Corporation, Equifax Inc., Profit Recovery Group International, Inc., PTEK Holdings, Inc., Flowers Industries, Inc. and SYSCO Corporation. Ms. Ward is 63.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Directors Whose Terms Do Not Expire This Year

   LENOX D. BAKER, JR., M.D. was elected to the Board in 1985. He has been a cardiac and thoracic surgeon, and has been affiliated with Mid-Atlantic Cardiothoracic Surgeons, Ltd., since 1979. He is also chief of the Division of Cardiac and Thoracic Surgery at Sentara Hospitals, and an assistant professor of surgery at the Medical College of Hampton Roads. Dr. Baker is 60, and his term as a director will expire in 2003.

   A. HUGH EWING, III was elected to the Board in 2000. He is a founder and has served as President of Ewing Monroe Bemiss & Co. since 1992. Mr. Ewing is 58, and his term as a director will expire in 2003.

   WILLIAM R. HARVEY, Ph.D., was elected to the Board in 1992. He has been President of Hampton University in Hampton, Virginia, since 1978 and owner of the Pepsi-Cola Bottling Company, Houghton, Michigan since 1986. Dr. Harvey serves on the board of Federal National Mortgage Association. Dr. Harvey is 61, and his term as a director will expire in 2004.

   GARY A. JOBSON was elected to the Board in 1987. He has been a marketing and product development consultant through his company, Maritime Productions, since 1978. Mr. Jobson is 51, and his term as a director will expire in 2004.

   JOSEPH S. MALLORY was elected to the Board in 2000. From 1980 until his retirement in April 1999, Mr. Mallory served as Senior Vice President of Booz, Allen & Hamilton, Inc., a management consulting firm. Mr. Mallory is 64, and his term as a director will expire in 2003.

   DONALD B. NOLAN, M.D. was elected to the Board in 1983. He has been a practicing neurologist in the Roanoke, Virginia area since 1971, and is currently affiliated with the Roanoke Neurological Associates. Dr. Nolan is 62, and his term as a director will expire in 2003.

   WILLIAM N. POWELL was elected to the Board in 1980. He has been President of Salem Tools, Inc. since 1981, and serves on the board of Mechanical Development Company, Inc. Mr. Powell is 58, and his term as a director will expire in 2004.

   R. GORDON SMITH was elected to the Board in 1995. He has been a partner with McGuireWoods LLP in Richmond, Virginia since 1969. Mr. Smith is 63, and his term as a director will expire in 2004.

                      BENEFICIAL OWNERSHIP OF SECURITIES

   The following table sets forth information about the Common Stock of the Company beneficially owned as of March 1, 2002, by (i) each of the five executive officers named in the Summary Compensation Table (the "Named Executive Officers"); (ii) each director and nominee for director of the Company; (iii) the directors and executive officers as a group and (iv) each person known by the Company to own beneficially more than 5% of the Company's Common Stock. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to securities beneficially owned.

                                                               Number of Shares
                                                             Beneficially Owned as Percent
Name                                                           of March 1, 2002    of Class
----                                                         --------------------- --------
Named Executive Officers:
Thomas G. Snead, Jr.**......................................         435,748(1)         *
John W. Coyle...............................................          21,439(2)         *
James W. Copley, Jr.........................................         100,288(3)         *
Thomas R. Byrd..............................................         126,749(4)         *
Paul F. Nezi................................................          77,805(5)         *

Directors and Nominees for Director (6):
Lenox D. Baker, Jr., M.D....................................          37,639            *
A. Hugh Ewing, III..........................................           4,488(7)         *
Robert M. Freeman...........................................          50,225            *
William R. Harvey, Ph.D.....................................          36,591            *
Gary A. Jobson..............................................          23,583(8)         *
Joseph S. Mallory...........................................          10,021(9)         *
Donald B. Nolan, M.D........................................          32,515            *
William N. Powell...........................................          29,561(10)        *
John Sherman, Jr............................................           7,597(7)         *
R. Gordon Smith.............................................          40,526            *
Jackie M. Ward..............................................          34,256            *
All Directors and Executive Officers as a group (25 persons)       1,637,231(11)     4.37%

Beneficial Owners of More Than 5%:
Putnam Investment, LLC
One Post Office Square
Boston, MA 02109............................................       1,797,565(12)     5.02%

--------
* Less than one percent of the Common Stock outstanding as of March 1, 2002. ** Mr. Snead is also a director of the Company.
(1) Includes 397,500 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 3,194 shares held in the Employee Stock Purchase Plan, 13,494 shares of restricted stock and 4,483 shares held in the Employees' 401(k) Thrift Plan.
(2) Includes 13,334 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 468 shares held in the Employee Stock Purchase Plan, 5,713 shares of restricted stock and 111 shares held in the Employees' 401(k) Thrift Plan.
(3) Includes 91,390 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 2,333 shares held in the Employee Stock Purchase Plan and 5,565 shares held in the Employees' 401(k) Thrift Plan.

(4) Includes 108,834 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 3,052 shares held in the Employee Stock Purchase Plan, 5,200 shares of restricted stock and 1,602 shares held in the Employees' 401(k) Thrift Plan.
(5) Includes 73,434 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 2,190 shares held in the Employee Stock Purchase Plan and 2,181 shares held in the Employees' 401(k) Thrift Plan.
(6) Figures for each director, other than Messrs. Snead, Ewing, Jobson, Mallory, Powell and Sherman, include 25,001 shares that may be acquired by each director within 60 days by the exercise of stock options granted pursuant to the 1997 Non-Employee Directors Stock Incentive Plan.
(7) Includes 3,334 shares that may be acquired within 60 days by exercise of stock options granted pursuant to the 1997 Stock Incentive Plan.
(8) Includes 15,001 shares that may be acquired within 60 days by exercise of stock options granted pursuant to the 1997 Stock Incentive Plan.
(9) Includes 8,334 shares that may be acquired within 60 days by exercise of stock options granted pursuant to the 1997 Stock Incentive Plan.
(10) Excludes 6,841 shares held by Salem Tools, Inc., of which Mr. Powell is President. Mr. Powell disclaims beneficial ownership of such shares. Includes 20,001 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Non-Employee Directors Stock Incentive Plan.
(11) Excludes 6,841 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 1,364,178 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan and the 1997 Non-Employee Directors Stock Incentive Plan, 25,278 shares held in the Employee Stock Purchase Plan, 42,013 shares of restricted stock and 29,858 shares held in the Employees' 401(k) Thrift Plan.
(12) Information concerning the Company's Common Stock beneficially owned by Putnam Investments, LLC ("Putnam") as of December 31, 2001, was obtained from a Schedule 13G dated February 15, 2002. The Schedule 13G indicates that Putnam is the parent holding company of Putnam Investment Management, LLC, an investment advisor for the Putnam family of mutual funds ("PIM"), and The Putnam Advisory Company, LLC ("PAC"), an investment advisor for Putnam's institutional clients ("PAC"). PIM has shared dispositive power over 1,451,150 shares and PAC has shared dispositive power over 346,415 shares. However, the trustees of the mutual funds have sole voting power for the shares held by the mutual funds and PAC has shared power to vote 300,637 shares held on behalf of Putnam's institutional clients.

Certain Business Relationships

   R. Gordon Smith is a partner with McGuireWoods LLP, which serves as counsel to the Company. A. Hugh Ewing, III is President and a founder of Ewing Monroe Bemiss & Co., which provided investment banking services to the Company in the amount of $250,000 for the year ended December 31, 2001.

                      CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

Committees of the Board

   Executive Committee. The Executive Committee is composed of William N. Powell (Chairman), Lenox D. Baker, Jr., M.D., Robert M. Freeman, Donald B. Nolan, M.D., R. Gordon Smith, Thomas G. Snead, Jr., and Jackie M. Ward. Between meetings of the Board, the Executive Committee has the full authority of the Board, except to the extent such authority is limited by the Company's Articles of Incorporation, its Bylaws or Virginia law.

   Audit Committee. The Audit Committee is composed of R. Gordon Smith (Chairman), William R. Harvey, Ph.D., Gary A. Jobson, and John Sherman, Jr. The Audit Committee oversees the financial reporting processes and internal controls of the Company and makes recommendations about these matters to the Board and the

Executive Committee. The Audit Committee reviews with the Company's independent auditors the Company's audited financial statements and other reports pertaining to the Company's finances, and recommends the selection of the Company's independent auditors.

   Human Resources, Compensation and Employee Benefits Committee. The Human Resources, Compensation and Employee Benefits Committee is composed of Jackie
M. Ward (Chairperson), Lenox D. Baker, Jr., M.D., Robert M. Freeman and William
R. Harvey, Ph.D. The Human Resources, Compensation and Employee Benefits Committee considers management proposals, makes recommendations to the Board and, where express authority is conferred by the Board, approves the compensation and benefits programs for the officers and employees of the Company and its subsidiaries.

   Finance and Investment Committee. The Finance and Investment Committee is composed of Robert M. Freeman (Chairman), A. Hugh Ewing, III, Joseph S. Mallory, John Sherman, Jr., R. Gordon Smith and Jackie M. Ward. The Finance and Investment Committee oversees the financial affairs and investments of the Company and its subsidiaries and periodically reports to the Board on these affairs and investments.

   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Donald B. Nolan, M.D. (Chairman), A. Hugh Ewing, III, William R. Harvey, Ph.D., Gary A. Jobson and Joseph S. Mallory. The Nominating and Corporate Governance Committee recommends to the Board persons to be nominated for election as directors of the Company. The Committee also recommends to the Board persons to be elected as chairpersons and members of the Executive Committee and standing Board committees (except Chairman of the Audit Committee), and officers of the Company. The Committee considers nominees recommended by shareholders, whose recommendations should be submitted to the Committee through the Corporate Secretary of the Company. The Committee may also make recommendations to the Board on corporate governance issues, such as establishing guidelines for Board and Board committee structure and composition, and setting criteria for Board membership and frequency of meetings. The Nominating and Corporate Governance Committee also reviews any actual or potential conflicts of interest involving any officer or director of the Company.

   Provider Policy Committee. The Provider Policy Committee is composed of Lenox D. Baker, Jr., M.D. (Chairman), A. Hugh Ewing, III, Gary A. Jobson, Joseph S. Mallory, Donald B. Nolan, M.D., and John Sherman, Jr., and the following non-director committee members: Lawrence E. Blanchard, III, M.D., John M. Daniel, III, M.D., and James M. Wells, Jr., M.D. The Provider Policy Committee reviews management proposals and makes recommendations to the Board with respect to the Company's policies and procedures that have a substantial impact upon institutional and professional providers of healthcare services.

Attendance at Meetings

   During 2001, the Board of Directors of the Company held eleven meetings and the Executive Committee met twice. The Audit Committee of the Company met four times, the Human Resources, Compensation and Employee Benefits Committee met twice, the Finance and Investment Committee met seven times, the Nominating and Corporate Governance Committee met once and the Provider Policy Committee met twice. All directors of the Company except Dr. Harvey attended at least 75% of the aggregate of all meetings of the Board and the Committees on which they served.

Compensation of Directors

   Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board or committees. Directors who are not officers or employees of the Company receive a quarterly retainer of $6,500 for serving on the Board, a quarterly retainer of $500 to serve as a Committee chairperson, a fee of $1,250 for each Board meeting attended, a fee of $1,000 for each Committee meeting attended, a fee of $350 for participating in a Board meeting held by conference call, and a fee of $100 for attending other Board-related meetings. Effective April 24, 2002, the quarterly retainers for Committee chairpersons will increase to $750, the fee for attending each Board meeting will increase to $1,400, and the fee for participating in a Board meeting held by conference call will increase to $500. Fees paid to directors may be deferred under the Company's non-qualified deferred compensation plan and may be received in the form of

Common Stock under the Directors Plan (defined below). See "Compensation of Executive Officers--Deferred Compensation."

Compensation Committee Interlocks and Insider Participation

   The Human Resources, Compensation and Employee Benefits Committee of the Board includes: Jackie M. Ward (Chairperson), Lenox D. Baker, Jr., M.D., Robert
M. Freeman and William R. Harvey, Ph.D. No interlocking relationship exists between any member of this Committee or the Board and any member of any other company's board of directors or compensation committee. None of the Committee members is or was an officer or employee of the Company or its subsidiaries during 2001.

Nominations for Directors

   In accordance with the Company's Bylaws, a shareholder who is entitled to vote at an election of directors and who is interested in nominating a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such a nomination. A shareholder's notice must be given, either by personal delivery to the Secretary or an Assistant Secretary of the Company at the principal office of the Company, or by first class United States mail, with postage prepaid, addressed to the Secretary of the Company at the principal office of the Company. To be timely, the notice must be received
(i) on or after the first day of February and before the first day of March of the year in which the meeting will be held if the meeting is an annual meeting and clause (ii) is not applicable, or (ii) not less than 60 days before an annual meeting, if the date of the annual meeting, as prescribed in the Company's Bylaws, has been changed by more than 30 days, or (iii) not later than the close of business on the tenth day following the day on which notice of a special meeting of shareholders called for the purpose of electing directors is first given to shareholders. The contents of such notice must be as specified in the Company's Bylaws, a copy of which may be obtained by writing the Secretary of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

   The Securities Exchange Act of 1934 requires the Company's officers and directors and any persons owning more than 10% of the Company's Common Stock to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon the Company's review of the copies of the Forms 3, 4 and 5 received by it, the Company believes that all officers and directors complied with such filing requirements. The Company is not aware of any person that owned more than 10% of the Common Stock in 2001.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

   The following table sets forth the compensation paid by the Company or any of its subsidiaries to the Named Executive Officers for the years ended December 31, 2001, December 31, 2000 and December 31, 1999:

                                                              Long Term Compensation
                                                          ------------------------------
                                 Annual Compensation            Awards         Payouts
                             ---------------------------- ------------------- ----------
                                             Other Annual Restricted
Name and                     Salary   Bonus  Compensation  Stock($)  Options/    LTIP        All Other
Principal Position      Year ($)(1)    ($)      ($)(2)      (3)(4)    SAR(#)  Payouts($) Compensation($)(5)
------------------      ---- ------- ------- ------------ ---------- -------- ---------- ------------------
Thomas G. Snead, Jr.    2001 700,000 840,000     2,783     724,508    90,000        --         98,483
 Chairman of the Board  2000 550,866 661,475     2,825          --   165,000   496,107         54,131
 and Chief Executive    1999 405,940 463,777     1,823     407,027    80,000        --         44,633
 Officer
John W. Coyle           2001 422,933 470,342    73,024     441,813    40,000        --         14,547
 President and Chief    2000      --      --        --          --        --        --             --
 Operating Officer(6)   1999      --      --        --          --        --        --             --
James W. Copley, Jr.    2001 214,000 363,810       559          --    12,000        --         51,086
 Senior Vice President  2000 205,500 726,289       937          --    20,000        --         30,824
 and Chief Investment   1999 197,600 351,897     1,440          --    10,000        --         38,775
 Officer
Thomas R. Byrd          2001 298,000 238,400       270     116,280    12,000    89,400         26,649
 Senior Vice President  2000 262,000 209,600     4,998     204,413    20,000        --         22,785
 and Chief Financial    1999 215,000 172,000       415     139,774    25,000        --         21,300
 Officer
Paul F. Nezi            2001 287,500 230,000     2,012          --    12,000   172,500         34,968
 Senior Vice President, 2000 270,400 216,320     3,537          --    20,000   162,240         31,941
 Market Growth          1999 260,000 208,000       241          --    15,000   130,000         27,600

--------
(1) Includes amounts deferred under Trigon BCBS' Employees' 401(k) Thrift Plan and 401(k) Restoration Plan.
(2) Includes Medicare tax and related income tax gross-up paid by Trigon BCBS for Named Executive Officers with respect to employer contributions under the 401(k) non-qualified Restoration Plan for 2001 in the amounts of $1,133 for Mr. Snead, $186 for Mr. Coyle, $517 for Mr. Copley, $228 for Mr. Byrd, and $331 for Mr. Nezi. Includes income tax gross-up on non-cash awards paid by Trigon BCBS for 2001 in the amounts of $1,650 for Mr. Snead, $1,701 for Mr. Coyle, $42 for Mr. Copley, $42 for Mr. Byrd and $1,681 for Mr. Nezi. Includes relocation costs and related income tax gross-up paid in 2001 for Mr. Coyle in the amount of $71,137.
(3) Payout of the long-term incentive award for the three-year performance period beginning January 1, 1999 and ending December 31, 2001, was made in restricted stock to Messrs. Snead, Coyle and Byrd. Mr. Snead was awarded 9,533 shares, Mr. Coyle was awarded 5,089 shares, and Mr. Byrd was awarded 1,530 shares. The restricted shares were awarded at $76.00 per share, the closing price on February 8, 2002. One-third of the restricted stock will vest on February 15, 2003, one-third will vest on February 15, 2004 and one-third will vest on February 15, 2005. The Company currently has no plans to pay dividends on the restricted stock. Mr. Copley does not participate in the long-term plan. In addition to the 1,530 shares of restricted stock, Mr. Byrd received a cash long-term incentive award of $89,400 as indicated in the Summary Compensation Table above.
(4) At December 31, 2001, Mr. Snead held 10,921 shares of restricted stock valued at $758,463; Mr. Coyle held 937 shares of restricted stock valued at $65,075; Mr. Byrd held 7,343 shares of restricted stock valued at $509,971; and Mr. Nezi held 1,647 shares of restricted stock valued at $114,384.

(5) Includes matching contributions and profit sharing matching contributions under Trigon BCBS' Employees' 401(k) Thrift Plan and 401(k) Restoration Plan for 2001 in the amounts of $97,523 for Mr. Snead, $14,547 for Mr. Coyle, $49,365 for Mr. Copley, $26,649 for Mr. Byrd and $34,968 for Mr. Nezi. Includes actuarial equivalent of the benefit to the executive from payment of annual premiums by Trigon BCBS in 2001 under a split dollar life insurance program in the amounts of $960 for Mr. Snead and $1,721 for Mr. Copley.
(6) Mr. Coyle was hired effective February 12, 2001. The amount shown in the annual bonus column includes a cash signing bonus of $50,000. The amount shown in the restricted stock column includes a restricted stock signing bonus of 937 shares with a value of $55,049 when awarded on February 12, 2001.

Stock Option Grants

   The following table provides information about stock options granted to the Named Executive Officers in 2001 under the Company's 1997 Stock Incentive Plan.

                             Option Grants in 2001

                                                                          Potential Realizable Value
                                                                          at Assumed Annual Rates of
                                                                           Stock Price Appreciation
                                                                              for Option Term(3)
                                                                          --------------------------
                                       % of Total
                                        Options
                                       Granted to  Exercise or
                         Options      Employees in Base Price  Expiration
Name                 Granted(#)(1)(2)     2001       ($/Sh)       Date       5%($)        10%($)
----                 ---------------- ------------ ----------- ----------  ---------    ----------
Thomas G. Snead, Jr.      90,000          17.5%      73.625      1/2/11   4,167,213    10,560,536
John W. Coyle.......      40,000           7.8%       58.75     2/12/11   1,477,902     3,745,295
James W. Copley, Jr.      12,000           2.3%      73.625      1/2/11     555,628     1,408,071
Thomas R. Byrd......      12,000           2.3%      73.625      1/2/11     555,628     1,408,071
Paul F. Nezi........      12,000           2.3%      73.625      1/2/11     555,628     1,408,071

--------
(1) No stock appreciation rights were granted in 2001.
(2) For each of the Named Executive Officers other than Mr. Coyle, options were granted as of January 2, 2001 as part of the Company's 1997 Stock Incentive Plan, and vest in annual installments over three years beginning January 2, 2002, so long as the optionee remains employed by the Company or one of its subsidiaries. Mr. Coyle's stock options were granted February 12, 2001, his date of hire, and will vest in annual installments over three years, beginning February 12, 2002. All options are granted at 100% of the fair market value of the Company's Common Stock on the date of grant.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of the Company's stock price.

Stock Option Exercises and Holdings

   The following table provides information for the Named Executive Officers about stock options exercised during 2001 and unexercised stock options held as of December 31, 2001.

                      Aggregated Option Exercises in 2001
                        and 2001 Year-End Option Values

                                                        Number of Unexercised
                                                             Options at           Value of Unexercised
                     Shares Acquired on                   December 31, 2001     In-The-Money Options at
                     Exercise of Options     Value          Exercisable/          December 31, 2001(3)
        Name               (#)(1)        Realized($)(2)     Unexercisable     Exercisable/Unexercisable($)
        ----         ------------------- -------------- --------------------- ----------------------------
Thomas G. Snead, Jr.           --                 --       285,834/226,666        11,634,794/4,331,893
John W. Coyle.......           --                 --              0/40,000                   0/428,000
James W. Copley, Jr.       29,500          1,247,038         77,390/28,666           3,349,971/518,104
Thomas R. Byrd......           --                 --         89,834/33,666           3,777,633/678,792
Paul F. Nezi........       30,000          1,411,250         71,767/30,333           3,033,444/571,677

--------
(1) No stock appreciation rights were granted or exercised in 2001.
(2) Value realized represents the difference between the sale price and the exercise price of cashless stock option exercises. Shares were acquired and sold through same-day cashless exercises.
(3) Based on the December 31, 2001 market price of $69.45 per share for the Company's Common Stock minus the exercise price of the unexercised stock options held at that time.

Long-Term Incentive Plan Awards

   The Long-Term Incentive Plan Table below provides information about estimated award ranges for the plan initiated in 2001 for the performance period January 1, 2001 through December 31, 2003. Trigon BCBS's Long-Term Incentive Plan is based on three-year overlapping performance cycles.

           Long-Term Incentive Plans--Awards in Last Fiscal Year(1)

                                                           Estimated Future Payouts Under
                                                            Non-Stock Price Based Plan(2)
                                                          ---------------------------------
                     Number of Units    Performance or
                        or Other      Other Period Until
        Name            Rights #     Maturation or Payout Threshold($) Target($) Maximum($)
        ----         --------------- -------------------- ------------ --------- ----------
Thomas G. Snead, Jr.       N/A            2001-2003         170,000     340,000   765,000
John W. Coyle.......       N/A            2001-2003          87,500     175,000   400,000
James W. Copley, Jr.       N/A                  N/A             N/A         N/A       N/A
Thomas R. Byrd......       N/A            2001-2003          42,125      84,250   202,200
Paul F. Nezi........       N/A            2001-2003          39,375      78,750   189,000

--------
(1) In January 2001, opportunities to earn Long-Term Incentive Awards were granted for the three-year period ending in 2003. The performance objective for this period is based on consolidated operating income margin for 2003. This objective has a range of potential payouts from Threshold to Maximum. The Target payout for participants ranges from 10% to 40% of base salary.
(2) The dollar figures for Threshold, Target and Maximum payouts in the table assume that each participant takes his Long-Term Incentive payout in cash. The dollar values are based on 2002 salary. Actual payouts will be based on the 2003 salary. For the cycle ending in 2003, a participant who has not met specified stock ownership guidelines must take 100% of the payout in restricted stock. For cycles ending in 2001 and 2002, a participant who has not met specified stock ownership guidelines must take 50% of the payout in restricted stock and may elect to take the remaining 50% in cash or restricted stock. A participant who has met ownership guidelines may elect to take part or all of the payout in restricted stock. Any elective portion of the payout which the participant elects to take in restricted stock will be automatically increased by 30 percent. Consequently, the payouts could be the amounts shown in the table or up to 130 percent of these amounts, depending on the stock ownership status and payout election of the particular participant.

Retirement Plan

   The Company sponsors a non-contributory retirement program (the "Retirement Plan") for certain employees that is qualified under Internal Revenue Code
Section 401(a) and subject to ERISA. The Company also sponsors a Supplemental Executive Retirement Plan, which provides additional benefits, payable out of general assets to certain employees. The benefits are equal to the benefits these employees cannot receive under the qualified Retirement Plan because of Internal Revenue Code limits on benefits and compensation for highly compensated employees.

   Until October 1, 1998, the annual benefit under the Retirement Plan at normal retirement age (age 65) was determined under a defined benefit formula based on final average compensation and years of service. The defined benefit was equal to 60% of the average of the participant's highest five consecutive calendar years of covered compensation during the last ten years, minus 50% of the participant's primary social security benefit, all multiplied by years of credited service (up to a maximum of 30 years) and divided by 30.

   Effective October 1, 1998, the Retirement Plan was converted into a cash balance plan. Under the cash balance plan, each participant has an account, for record keeping purposes only, to which credits are allocated, and a participant's retirement benefit is based on the balance in the participant's account at retirement. For participants in the Retirement Plan as of September 30, 1998, their initial account balance is the actuarial equivalent of their accrued benefit under the defined benefit formula as of September 30, 1998. For participants who join the plan after September 30, 1998, their initial account balance is zero. Each participant's account is also credited with quarterly pay credits and quarterly interest credits. The quarterly pay credits are a percentage of the participant's compensation for the quarter. The percentage is determined by the sum of the participant's age and years of service according to the following table.

           Sum of age and years of service Percentage of Compensation
           ------------------------------- --------------------------
                    Less than 40..........             3%
                      40 to 49............             4%
                      50 to 59............             5%
                      60 to 69............             6%
                      70 to 79............             8%
                     80 or more...........             10%

   Each participant's account balance is also increased each quarter by quarterly interest credits. The interest rate for each quarter is 25% of the average yield on 30-year treasuries for the second month of the quarter preceding the quarter for which interest is credited.

   The covered compensation under the Retirement Plan and Supplemental Executive Retirement Plan includes salary and annual and long term bonuses paid during the year, deferred compensation, Employees' 401(k) Thrift Plan deferrals (including deferrals under the 401(k) Restoration Plan), and amounts excluded from income under (S)125 of the Internal Revenue Code. For 2001, the covered compensation under the retirement plans for each of the Named Executive Officers was: $1,857,582 for Mr. Snead; $277,083 for Mr. Coyle; $940,289 for Mr. Copley; $664,800 for Mr. Byrd; and $666,060 for Mr. Nezi.

   The estimated annual benefit payable at normal retirement (age 65) under the Retirement Plan and the Supplemental Executive Retirement Plan to each of the Named Executive Officers is: $823,631 for Mr. Snead; $112,663 for Mr. Coyle; $542,373 for Mr. Copley; $375,382 for Mr. Byrd and $131,225 for Mr. Nezi. These estimated benefits assume that the covered compensation of each individual for 2001 increases at 4% a year until normal retirement at age 65 and that the interest rate credits under the cash balance formula are at the rate of 6.5% per year.

Deferred Compensation

   In prior years, the Company offered a non-qualified deferred compensation plan to all directors and to all officers of Trigon BCBS at or above the level of Vice President. The plan was called the Limited Fixed Return Plan. There were no new deferrals in 2001, but accounts remain active while earning interest. Interest credited to plan participants is funded through Trigon BCBS-owned life insurance. Those who elected to defer compensation may begin receiving benefit payouts on or after age 55. As of December 31, 2001, 19 officers had deferred a balance of $1,245,938 and interest credited to the officers in 2001 was $106,770. As of December 31, 2001, six directors and four past directors have deferred a balance of $1,969,602, and interest credited to these participants in 2001 equaled $166,920.

   The 1997 Non-Employee Directors Stock Incentive Plan allows each director to elect in advance to receive all or a part of his or her director's fees in the form of Common Stock. The number of shares earned is the amount of the fees divided by the fair market value of the Common Stock on the last trading day of each calendar quarter. If a director elects to receive 100% of his or her annual fees as Common Stock, the director also receives additional Common Stock equal to 30% of the fees. In 2001, all directors elected to receive 100% of their Board fees in the form of Common Stock.

Employment Agreements

   The Company has an employment agreement with Thomas G. Snead, Jr., who serves as Chairman of the Board and Chief Executive Officer of the Company. Pursuant to the agreement, Mr. Snead is entitled to receive an annual base salary, which can be adjusted upward each year as determined by the Board. In addition, Mr. Snead is eligible for an award of incentive compensation each year. Mr. Snead is also entitled to other benefits offered to all executives. The Company provides Mr. Snead an automobile allowance, tax and financial planning services and reimbursement for other business expenses. If Mr. Snead becomes disabled and is entitled to receive benefits under the Long-Term Disability Program, Trigon BCBS will make supplemental monthly payments so that the entire benefit is equal to 60% of his base salary. Mr. Snead has agreed not to compete as an equity owner or employee with Trigon BCBS or its affiliates for three years after the termination of his employment. If the Company discharges Mr. Snead for any reason, Mr. Snead is entitled to receive a severance payment equal to three times the highest annual compensation received by him during any of the three calendar years preceding his discharge. For this purpose, annual compensation includes base salary, annual and long-term cash bonuses for the year and restricted stock awards for the year. In addition, Mr. Snead is entitled to receive welfare benefits for three years following his discharge.

   Mr. Snead's agreement also provides for a gross-up payment to be made, if necessary, to eliminate the effects of the imposition of the excise tax under
(S)4999 of the Internal Revenue Code on payments made to Mr. Snead and to eliminate the effects of income and excise taxes on such gross-up payment.

   Trigon BCBS also maintains at-will employment agreements with Messrs. Coyle, Copley, Byrd and Nezi. For Messrs. Copley and Byrd, these agreements provide for a severance payment equal to 12 months' salary if the executive is discharged for any reason other than cause. For Messrs. Coyle and Nezi, the severance payment is equal to 24 months' salary. Each agreement also contains non-competition provisions pursuant to which the executive agrees that for a period of one year, or two years in the cases of Messrs. Coyle and Nezi, following termination of employment, he will not become an officer, director, employee or 10% shareholder of an entity that competes with Trigon BCBS or its affiliates or employ any employee of Trigon BCBS or its affiliates.

   Mr. Copley, who serves as Chief Investment Officer of the Company, also has an agreement with the Company under which he is eligible to receive a bonus each year if certain investment performance goals are met with respect to the Trigon investment portfolio. Under the agreement, the bonus is based on a formula that
(i) compares the percentage total return on the Company's investment portfolio with the percentage total return on the benchmark established for the portfolio, and (ii) compares the Company's investment income per share with the investment income per share included in the Company's plan for the year. A portion of the bonus earned in any year is withheld and may be payable in subsequent years. For 2001, Mr. Copley received a bonus pursuant to the agreement of $363,810, which is included in the annual bonus column of the Summary Compensation Table.

Executive Continuity Agreements

   Trigon BCBS and each Named Executive Officer have entered into employment agreements, discussed above, which require severance payments under certain conditions. Trigon BCBS and each Named Executive Officer have also entered into Executive Continuity Agreements, which replace the Named Executive Officers' severance agreements if the executive's employment terminates as the result of a change of control of the Company.

   The Executive Continuity Agreements are intended to provide greater employment security to key executives and to assure shareholders that the business of the Company will continue with minimum disruption if a change of control occurs. Accordingly, the agreements provide for salary and benefit continuation upon termination of the executive's employment within three months before or within three years after a change of control of the Company. The salary continuation benefit entitles the executive to a lump sum payment equal to two times (in the case of Mr. Nezi) or three times (in the cases of Messrs. Snead, Coyle, Copley and Byrd) the greater of (i) the highest amount of compensation received by the executive during any one of the three full calendar years ended immediately before the executive's employment terminates or (ii) 155% of the executive's annual base salary for the year in which the executive's employment terminates. The benefit continuation provides the executive with continued coverage under all welfare plans that the executive participated in when employment terminated. In the case of Mr. Nezi, the benefits continue for two years, and in the cases of Messrs. Snead, Coyle, Copley and Byrd, the benefits continue for three years. In the cases of Messrs. Snead, Coyle and Copley, the agreements provide for a supplemental retirement benefit equal to the difference between (i) the retirement benefit that they would have received if they had remained employed for an additional five years and (ii) the retirement benefit that they actually receive. In addition, upon a change of control of the Company, each executive is entitled to receive a payment under the Company's Annual Incentive Plan and Long-Term Incentive Plan, computed as if the Company and the executive had achieved the target level of performance under each plan.

   Each Executive Continuity Agreement provides for a gross-up payment to be made to the executive, if necessary, to eliminate the effects of the imposition of the excise tax under (S)4999 of the Internal Revenue Code on payments made to the executives and to eliminate the effects of income and excise taxes on such gross-up payment.

  REPORT OF THE HUMAN RESOURCES, COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE

   The Human Resources, Compensation and Employee Benefits Committee of the Board of Directors (the "Committee") reviews and approves, subject to Board ratification in certain cases, actions regarding the executive compensation programs of the Company and its subsidiaries. The Committee is composed entirely of outside directors.

   The purpose of the Company's compensation program is to attract, motivate and retain the executive management necessary to enhance profitability of the Company and increase shareholder value. The philosophy underlying the Company's executive compensation program is to create:

  . a competitive total compensation level that appropriately rewards both short and long-term success; and

  . variable pay opportunities that subject a significant portion of the executive's total compensation to performance risk.

   The goal is a compensation program that results in total compensation generally at the median for the competitive market when the Company's performance is at the desired level as compared with its competitors and above or below market levels when performance varies.

   The Company's executive compensation program is currently composed of four basic elements: base salary, an annual cash incentive program, a long-term incentive program and a stock incentive plan. The Company requires executive stock ownership as a means to link management interests and shareholder interests.

Base Salary

   Base salaries are targeted at the median of the competitive market, consisting of national managed care companies and national insurance companies. The base salary compensation of senior officers of the Company and its subsidiaries is reviewed by the Committee every 12 months and any changes must be approved by the Committee.

Annual Management Incentive

   Trigon BCBS's annual cash incentive program is based on yearly performance objectives. Program participants include executives and key management employees. The Chief Executive Officer recommends the amount of potential awards and the targeted performance goals for participants. For each performance objective, a performance range and potential payout from "Threshold" to "Maximum" is determined. The Committee reviews and approves objectives, performance targets and potential payouts for all senior officers. The Board of Directors ratifies the objectives, targets and potential payouts for the Chief Executive Officer. After the end of the fiscal year, the Committee measures the Company's performance against the objectives and certifies the amount of payment, if any. For 2001, the annual management incentive for the Chief Executive Officer and most other executive officers was based exclusively on the amount of the Company's earnings per share (exclusive of realized capital gains and losses and exclusive of extraordinary or nonrecurring items). For 2001, each participant's award contained a minimum earnings per share level that had to be reached before any annual payments would be made. The target award opportunities represented between 11% and 60% of a participant's salary, and the maximum award opportunities represented between 22% and 120% of a participant's salary. For 2001, the Company's earnings per share (exclusive of gains, losses and extraordinary or nonrecurring items) was $4.09, which resulted in the payment of maximum annual incentives.

Long-Term Management Incentive

   The Trigon BCBS long-term management incentive program is based on the achievement of three-year strategic performance objectives. Most officers, including all of the Named Executive Officers except Mr. Copley, participate in the program. The program provides incentives based on rolling three-year performance periods. Company performance measures are set at the beginning of the three-year period and are measured at the end of the period. The awards are paid at the end of the period, based on the degree of achievement of the specified performance goals. The three-year performance period ended in 2001 measured consolidated operating income margin for 2001. The three-year performance period ending in 2002 measures consolidated operating income margin for 2002. The three-year performance period ending in 2003 measures consolidated operating income margin for 2003. Each three-year cycle provides target awards between 10% and 40% of a participant's salary, and maximum awards between 20% and 90% of a participant's salary. A performance range and potential payout from "Threshold" to "Maximum" is established by the Committee for each cycle. The Committee reviews and approves objectives, performance targets and potential payouts for all senior officers. The Board of Directors ratifies the objectives, targets and earned payouts for the Chief Executive Officer. After the end of the three-year cycle, the Committee measures the Company's performance against the objectives and certifies the amount of payment, if any. Awards under the 1999-2001 performance cycle for Named Executive Officers are included in the Summary Compensation Table. In 2001, the executive officers participating in the program earned the maximum award for the 1999-2001 cycle.

   The Committee believes that the interests of senior management are more closely aligned with the interests of the shareholders if senior management has a significant investment in the Company. The Board of Directors has adopted stock ownership guidelines that require senior management to own stock in the Company with a market value that is a multiple of base salary. The guidelines, which must be reached within seven years, are Chairman and Chief Executive Officer, 5 times salary; President and Chief Operating Officer, 3 times salary; and certain other officers, from 2 times salary to one times salary, depending upon position. To facilitate the acquisition of shares by senior management, the Board of Directors modified the Long-Term Incentive Plan to provide that until a participant meets the stock ownership guidelines, 50 percent (and for performance cycles ending after 2002, 100 percent) of the LTIP payouts will be paid in restricted stock and that under certain circumstances, the payouts of restricted stock will be increased by 30%.

Stock Incentive Plan

   The shareholders of the Company approved the 1997 Stock Incentive Plan on April 16, 1997. Under the 1997 Stock Incentive Plan, employees, including management, receive equity-based compensation as incentive to focus on enhancements to shareholder value. Under the Plan, certain incentive awards, including performance awards, restricted stock, performance stock, options and stock appreciation rights, may be awarded. In 2001, the stock-based compensation awarded under the Stock Incentive Plan was in the form of nonstatutory stock options, all of which were awarded at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, and shares of restricted stock which were issued as payouts under the Long-Term Incentive Plan. The senior officers of the Company were awarded stock options on January 2, 2001. Mr. Coyle was awarded stock options on February 12, 2001, his date of hire. The Committee considered a number of factors in determining the number of options to be awarded to particular executives, including the executive's salary level, the ability of the executive to affect the net income of the Company and the level of stock options awarded to comparable executives at companies that compete with the Company.

Chief Executive Officer

   The Company's Chief Executive Officer, Thomas G. Snead, Jr., participates in each of the compensation programs available to executives. The Chief Executive Officer's base salary is based on the same market criteria used for other senior officers and is ratified by the Board of Directors. Mr. Snead's base salary for 2001 was $700,000, which was below the median of the peer group of managed care companies. In 2001, the Chief

Executive Officer earned the maximum annual incentive compensation award and the maximum long-term incentive compensation award for the 1999-2001 cycle. Mr. Snead received his long-term compensation for 1999-2001 in shares of restricted stock.

Internal Revenue Code Section 162(m) Compliance

   The Company's pay philosophy is to make a large percentage of potential total compensation for executives performance-focused. In support of this compensation philosophy, executives can be rewarded at or above market levels when the Company performs above expectations. Section 162(m) of the Internal Revenue Code provides generally that compensation paid to the Named Executive Officers in excess of $1 million is deductible only if paid pursuant to qualifying performance-based compensation plans approved by shareholders. The 1997 Stock Incentive Plan allows the use of short and long-term cash compensation and stock compensation that qualifies as performance-based compensation under Section 162(m). Under the 1997 Stock Incentive Plan, all compensation paid is deductible for federal income tax purposes. The Committee intends to continue to maximize the effectiveness of the Company's compensation programs and preserve tax deductibility to the extent consistent with the best interests of the Company and its shareholders.

   This report is submitted by the Human Resources, Compensation and Employee Benefits Committee of the Company's Board of Directors.

                          Jackie M. Ward, Chairperson
                           Lenox D. Baker, Jr., M.D.
                               Robert M. Freeman
                           William R. Harvey, Ph.D.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Company's Board of Directors (the "Committee") is composed of four independent directors and operates under a written charter adopted by the Board of Directors. Each member of the Committee is "independent" as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's Listing Standards.

   Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants, KPMG LLP ("KPMG"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards, and for expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The Committee's responsibility, as the representative of the Board of Directors, is to monitor and oversee these processes.

   In this context, the Committee met and held discussions with management and KPMG. Management represented to the Committee that the Company's audited financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited financial statements with management and KPMG. In addition, the Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees. The Audit Committee also has received the written disclosures and letter from KPMG required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and has discussed with KPMG its independence from the Company.

   Based on the reviews, discussions and other matters referred to in the preceding paragraph, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

   Submitted by members of the Committee.

                           R. Gordon Smith, Chairman
                               William R. Harvey
                                Gary A. Jobson
                               John Sherman, Jr.

                               Performance Graph

   The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return on the published Standard & Poor's 500 Stock Index and a managed care industry-based peer group for the period commencing January 31, 1997 and ending December 31, 2001. The peer group is based upon the Morgan Stanley Health Care Payor Index. The graph assumes an investment of $100 in the Company's Common Stock and each of the indices at the market close on January 31, 1997, the date the Company's Common Stock began trading on the New York Stock Exchange, and the reinvestment of all dividends. Historic stock price performance is not indicative of future stock price performance.


                                    [CHART]

             Trigon   S & P 500 Index    Morgan Stanley Health Care Payor Index
01/31/1997   100      100                100
12/31/1997   201      124                108
12/31/1998   287      157                115
12/31/1999   227      187                102
12/31/2000   599      168                221
12/31/2001   534      146                201


                      1/31/1997 12/31/1997 12/31/1998 12/31/1999 12/31/2000 12/31/2001
                      --------- ---------- ---------- ---------- ---------- ----------
Trigon                   100       201        287        227        599        534
S&P 500 Index            100       124        157        187        168        146
Morgan Stanley Health    100       108        115        102        221        201
 Care Payor Index

                          ITEM TWO--AMENDMENT OF THE
               1997 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN

Introduction

   At the 1997 Annual Meeting, the shareholders approved the Trigon Healthcare, Inc. 1997 Non-Employee Directors Stock Incentive Plan ("Directors Plan"). The Directors Plan is intended to encourage ownership of Common Stock by non-employee members of the Board as a means to promote long-term shareholder value and to provide non-employee members of the Board with an incentive to continue as directors of the Company. In order to continue to serve these purposes, the Board recommends that shareholders approve an amendment to the Directors Plan to increase the number of shares available for issuance by 400,000 shares. If the shareholders approve this amendment, the Board has approved an amendment to prohibit the repricing of options without shareholder approval and certain additional housekeeping amendments. Unless sooner terminated by the Board, the Directors Plan will terminate on February 18, 2007. No awards may be made under the Directors Plan after termination.

   The following summary of the Directors Plan describes the Directors Plan as it would be amended. The full text of the Directors Plan, before amendment, is on file with the Securities and Exchange Commission ("SEC").

General

   The existing Directors Plan authorizes the reservation of 550,000 shares of Common Stock for issuance pursuant to awards made under the Directors Plan. Under the proposed amendment, the number of shares reserved for issuance would increase by 400,000 shares to 950,000 shares. Incentive awards under the Directors Plan may be in the form of stock options or Common Stock. Shares subject to options granted under the Directors Plan that are not issued under the Directors Plan because such options are canceled, expire or otherwise terminate unexercised may be subjected to another award under the Directors Plan. Adjustments will be made in the number of shares that may be issued under the Directors Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or warrants for the purchase of Common Stock or Preferred Stock.

   The Common Stock is traded on the New York Stock Exchange, and on March 8, 2002, the closing price was $70.00 per share. The Company intends to register the proposed additional shares with the SEC after shareholder approval is received. No contingent awards based on the proposed additional shares have been granted under the Directors Plan, but without the additional shares, the Directors Plan does not have sufficient shares for the annual grants to be made at the 2002 Annual Meeting.

Eligibility

   Each director of the Company who is not an employee of the Company or any subsidiary and who has not been an employee of the Company or any subsidiary for at least one year is eligible to participate in the Directors Plan. The Company currently has 11 non-employee directors eligible to participate.

Administration

   The Human Resources, Compensation and Employee Benefits Committee of the Board administers the Directors Plan.

Stock Options

   Any director elected after the 2002 Annual Meeting to be a non-employee director for the first time will be granted an option to purchase 10,000 shares of Common Stock, upon the date of election.

   In addition to the initial grants, the Directors Plan provides for annual option grants of 5,000 shares to each non-employee director. The grants are made on the date of each Annual Meeting. As a result, if the amendment to increase the number of shares authorized for issuance under the Directors Plan is approved, each non-employee director elected at the 2002 Annual Meeting will be granted an option to purchase 5,000 shares of Common Stock. Both the initial and annual grants vest in annual installments over three years.

   Options to purchase shares of Common Stock granted under the Directors Plan are nonstatutory stock options. The option price of Common Stock covered by an option is 100% of the fair market value of the Common Stock on the date of a grant.

   Once vested, options may be exercised until the first to occur of (i) ten years from the date on which the option was granted, or (ii) three years from the director's termination of service as a director of the Company.

Change of Control

   Upon a Change of Control, as such term is defined in the Directors Plan, all outstanding options become fully vested.

Election of Stock for Fees

   Directors may elect in advance to receive all or a part of their directors' fees in the form of Common Stock. The number of shares of Common Stock is the amount of the fees divided by the fair market value of the Common Stock on the last trading day of each calendar quarter. If a director elects to receive 100% of his or her fees for a year as Common Stock, the director also receives additional Common Stock equal to 30% of the fees.

Deferral of Stock

   Directors may elect in advance to defer the receipt of the Common Stock that is received in lieu of fees. If a Director elects to defer receipt of the Common Stock, the amount of the fees or an equivalent amount of Common Stock is contributed by the Company to a trust. The trustee purchases Common Stock on the open market with the fees. The trust holds any Common Stock for the benefit of the director and reinvests dividends in Common Stock. The trust is subject to the Company's general creditors in the event of the Company's bankruptcy. When the director ceases to be on the Board for any reason, all Common Stock held in the trust pursuant to the Directors Plan is paid out to the director pursuant to the director's election.

Transferability of Incentive Awards

   Options granted under the Directors Plan are not transferable except to members of the director's immediate family, family trusts or family partnerships as provided in the terms of the award. Upon the death of a director, his or her personal representative or beneficiary may exercise the options.

Amendment of the Directors Plan and Incentive Awards

   The Board may amend the Directors Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to directors under the Directors Plan, or (ii) materially increase the number of shares of Common Stock that may be issued under the Directors Plan. Awards granted under the Directors Plan may be amended with the consent of the director so long as the amended award is consistent with the terms of the Directors Plan.

Federal Income Tax Consequences

   A director will not incur federal income tax when granted a nonstatutory stock option. Upon exercise of a nonstatutory option, a director generally will recognize ordinary earned income equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price.

   Generally, a director may deliver shares of Common Stock instead of cash to acquire shares under a stock option, without having to recognize taxable gain on any appreciation in value of the shares delivered.

   In general, a director who has deferred shares of Common Stock will include in his gross income as earned income an amount equal to the fair market value of the shares of Common Stock at the time the shares are distributed from trust. Such amount will be included in income in the tax year in which such event occurs.

   The Company usually will be entitled to a business expense deduction at the time and in the amount that the director recognizes ordinary income.

THE BOARD BELIEVES THAT APPROVAL OF THE PROPOSED AMENDMENTS TO THE DIRECTORS PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES FROM 550,000 SHARES TO 950,000 SHARES IS IN THE BEST INTEREST OF THE SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT.

         ITEM THREE--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board, upon the recommendation of its Audit Committee, has selected KPMG LLP ("KPMG") as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year 2002 and is submitting this matter to shareholders for their ratification. If shareholders do not ratify the selection of KPMG, other independent auditors will be considered. One or more partners of the firm of KPMG will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

   The aggregate fees billed by KPMG for professional audit services rendered for the year ended December 31, 2001, including the reviews of the consolidated financial statements included in the Company's Forms 10-Q for 2001, were $480,500.

Financial Information Systems Design and Implementation Fees

   KPMG did not render any professional services to the Company in 2001 for financial information systems design and implementation.

All Other Fees

   The aggregate fees billed by KPMG for services rendered, other than services for the audit and quarterly reviews discussed under "Audit Fees" above, were $372,318, including audit related fees of $172,300 and fees for non-audit services of $200,018. Audit related services included audits of employee benefit plans, a SAS 70 internal control review, National Committee on Quality Assurance compliance audits, agreed-upon procedures related to certain contracts and accounting consultations. Non-audit related services were primarily tax consulting services. The Audit Committee has considered whether the provision of these services is compatible with KPMG maintaining its independence and has determined that the performance of these services did not adversely impact KPMG's independence.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS TO EXAMINE AND REPORT UPON THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS CONSOLIDATED SUBSIDIARIES FOR THE YEAR 2002.

                           ITEM FOUR--OTHER BUSINESS

   If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper. At this time, the Company does not know of any other business that will be presented at the meeting.

                  PROPOSALS BY SHAREHOLDERS FOR PRESENTATION
                          AT THE 2003 ANNUAL MEETING

   Proposals that any shareholder desires to have included in the proxy statement for the 2003 Annual Meeting of Shareholders must be received by the Company no later than November 22, 2002.

   Pursuant to the Company's Bylaws, if the Company does not receive notice at its principal offices on or before February 28, 2003 of a shareholder proposal for consideration at the 2003 Annual Meeting of Shareholders, the proxies named by the Company's Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal. Section 1.3 of the Company's Bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. To be timely, a shareholder's notice must be given, either by personal delivery to the Secretary or an Assistant Secretary of the Company at the principal office of the Company, or by first class United States mail, with postage prepaid, addressed to the Secretary of the Company at the principal office of the Company. Any such notice must be received (i) on or after the first day of February and before the first day of March of the year in which the meeting will be held, if clause (ii) is not applicable, or (ii) not less than 60 days before the date of the meeting if the date of such meeting, as prescribed in the Company's Bylaws, has been changed by more than 30 days. Each such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder proposing business, (ii) the class and number of shares of stock of the Company beneficially owned by such shareholder, (iii) a representation that such shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business, and (v) any interest which the shareholder may have in such business. Any such proposal must also meet the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY ANY SHAREHOLDER AFTER MARCH 31, 2002, FREE OF CHARGE, UPON WRITTEN REQUEST TO THE COMPANY'S OFFICE OF INVESTOR RELATIONS, TRIGON HEALTHCARE, INC., P.O. BOX 27401, RICHMOND, VIRGINIA 23279, OR BY CALLING (804) 354-3224.

                                          By Order of the Board of Directors

                                          /s/

                                            J. CHRISTOPHER WILTSHIRE

                                          J. Christopher Wiltshire, Secretary

March 22, 2002

Dear Trigon Healthcare, Inc. Shareholder(s), This year we offer you the convenience of telephone voting. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------------------------------------------------
                                VOTE BY TELEPHONE
--------------------------------------------------------------------------------

Have your proxy card in hand when you call the Toll-Free number 1-800-542-1160 using a Touch-Tone phone. You will be prompted to enter your Control Number and then you can follow the simple instructions that will be presented to you to record your vote.

--------------------------------------------------------------------------------
                                  VOTE BY MAIL
--------------------------------------------------------------------------------

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept. (NC), National City Bank, P.O. Box 92301, Cleveland, OH 44193-0900.

Vote by Telephone                                         Vote by Mail
Call Toll-Free using a           YOUR VOTE              Return your proxy
Touch-Tone phone:               IS IMPORTANT            in the Postage-paid
 1-800-542-1160                                         envelope provided.

                       Vote 24 hours a day, 7 days a week!
            Your telephone vote must be received by 11:59 p.m. eastern time on April 23, 2002 to be counted in the final tabulation.

        IF YOU VOTE BY TELEPHONE, PLEASE DO NOT SEND YOUR PROXY BY MAIL.

          ==========================================
          |YOUR CONTROL NUMBER IS:                 |
          ==========================================


           If voting by mail, proxy must be signed and dated below. Please fold and detach card at perforation before mailing.

--------------------------------------------------------------------------------
TRIGON HEALTHCARE, INC.                         PROXY / VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors of Trigon Healthcare, Inc. for the Annual Meeting to be held on April 24, 2002.

The shareholder named below, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 21, 2002, appoints Ronald M. Nash and J. Christopher Wiltshire, and each of them, with full power of substitution in each, the proxies of such shareholder, to represent such shareholder and vote all shares of Trigon Healthcare, Inc. Class A Common Stock which such shareholder may be entitled to vote at the Annual Meeting of Shareholders to be held on April 24, 2002 and at any adjournment or postponement thereof, as indicated on the reverse side.

                                                --------------------------------
                                                Signature(s)


                                                --------------------------------
                                                Signature(s)


                                                Date:                     , 2002
                                                     ---------------------
                                                Please sign exactly as name or
                                                names appear on this proxy. When
                                                signing as attorney, executor,
                                                administrator, trustee,
                                                custodian, guardian or corporate
                                                officer, give full title. If
                                                more than one trustee, all
                                                should sign. If executed by a
                                                corporation this proxy card
                                                should be signed by a duly
                                                elected officer.

Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed
Envelope.

[LOGO]

                             Trigon Healthcare, Inc.

                         ANNUAL MEETING OF SHAREHOLDERS
                           April 24, 2002 at 9:00 a.m.
                             2015 Staples Mill Road
                               Richmond, VA 23230

DIRECTIONS:

ARRIVING FROM THE EAST ON I-64
From Williamsburg, VA Beach, etc.

 DO NOT TAKE I-295 to NORTH I-95 Exit FOLLOW I-64 WEST RICHMOND

 1.  Take I-64 West to I-95/I-64 Interchange.
 2.  Take I-64 West again Exit 79 from I-95 North.
 3. Take Staples Mill Road Exit 185 from I-64 West and follow signs to Route 33 East.
 4.  Go 1/2 mile on Staples Mill Road to Trigon Headquarters on your left.


ARRIVING FROM THE SOUTH ON I-95
From Petersburg, North Carolina, etc.

 1.  Take I-95 North to I-64 West.
 2. Take Staples Mill Road Exit 185 from I-64 West and follow signs to Route 33 East.
 3.  Go 1/2 mile on Staples Mill Road to Trigon Headquarters on your left.


ARRIVING FROM THE NORTH ON I-95
From Fredericksburg, Washington, D.C.

DO NOT TAKE I-295 TO I-64 West Exit FOLLOW I-95 SOUTH RICHMOND

 1.  Take I-95 South to I-64 West, Exit 79.
 2. Take Staples Mill Road Exit 185 from I-64 West and follow signs to Route 33 East.
 3.  Go 1/2 mile on Staples Mill Road to Trigon Headquarters on your left.


ARRIVING FROM THE WEST ON I-64
From Charlottesville, etc.

DO NOT TAKE I-295 to North I-95 Exit FOLLOW I-64 EAST RICHMOND

 1. Take I-64 East to the Staples Mill Road Exit 185B and follow signs to Route 33 East.
 2.  Go 1/2 mile on Staples Mill Road to Trigon Headquarters on your left.


           Please fold and detach card at perforation before mailing.
--------------------------------------------------------------------------------
TRIGON HEALTHCARE, INC.                          PROXY / VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder named on the reverse side. If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3 and in the proxies' discretion on any other matters coming before the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

 1.  ELECTION OF DIRECTORS

     Nominees:



        (01) Robert M. Freeman         (02) John Sherman, Jr.   (03) Thomas G. Snead, Jr.   (04) Jackie M. Ward

     [ ] FOR all nominees list above        [ ]  WITHHOLD AUTHORITY to vote             [ ]  FOR ALL EXCEPT
                                                 for all nominees listed above


     To withhold authority to vote for any individual nominee, mark the "FOR ALL EXCEPT" box and write that nominee's name on the line below.

     ---------------------------------------------------------------------------

                                                                                                    FOR        AGAINST     ABSTAIN

 2.  Approval of the amendment to the Company's 1997 Non-Employee Directors Stock Incentive Plan.   [  ]         [  ]        [  ]

 3.  Ratification of the selection of KPMG LLP as the Company's independent auditors for 2002.      [  ]         [  ]        [  ]

 4.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

          (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE.)